EXHIBIT 14.1

AUDIT COMMITTEE CHARTER

The Audit Committee (Committee) shall consist of a minimum of one director. As determined by the Board of Directors in accordance with applicable requirements, all members of the Committee shall be independent directors having no relationship that may interfere with the exercise of their objective judgment in discharging the responsibilities set forth below. As also determined by the Board of Directors, all members of the Committee shall have sufficient financial experience and ability to enable them to discharge such responsibilities, and at least one member shall have accounting or related financial management expertise. The Committee shall have the following responsibilities with respect to the Company, which term shall include without limitation the subsidiaries of AngioSoma, Inc.

1.  To recommend to the Board of Directors, for shareholder approval, the independent auditor to examine the Company's accounts, controls and financial statements. The independent auditor is ultimately accountable to the Board of Directors and to the Committee, and the Board of Directors and the Committee have the ultimate authority and responsibility to select, evaluate and if necessary replace the independent auditor.

2.  To review and approve the scope of the examination to be conducted by the independent auditor. In addition, the Committee shall at least annually obtain from the independent auditor a formal written statement delineating all relationships between the independent auditor and the Company, and shall at least annually discuss with the independent auditor any relationship or services which may impact the independent auditor's objectivity or independence, and shall take or recommend that the Board take appropriate actions to ensure such independence.

3.  To review and approve the Corporate Audit Staff functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, removal and compensation of the Vice President - Corporate Audit Staff.

4.  To review results of the examinations of the financial statements of the Company by the independent auditors, their evaluation of the Company's internal system of audit and financial controls, and their annual report on the Company's financial statements.

5.  To review, with the Senior Vice President-Finance, the Vice President - Corporate Audit Staff or such others as the Committee deems appropriate the Company's internal system of audit and financial controls and the results of internal audits.

6.  To review the Company's financial reporting, the accounting standards and principles followed by the Company and significant changes in such standards or principles or in their application.

7.  To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. In connection therewith, the Committee will meet, as deemed appropriate, with the General Counsel and other Company officers or employees.

In discharging its responsibilities, the Committee will periodically meet with the Company's auditors without the presence of any Company officer or employee.

Adopted by the board of directors and effective as of April 29, 2016.